SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 4th, 2016

CYTTA CORP.

(Exact Name of Registrant as Specified in its Charter)

Nevada (State or other jurisdiction of incorporation or organization)	Commission File Number 333-139699	98-0505761 (I.R.S. Employer Identification Number)

6490 West Desert Inn Road, Suite 101

Las Vegas Nevada 89146

(Address of Principal Executive Offices and Zip Code)

(702) 307-1680

(Issuer's telephone number)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

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Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

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Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

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Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR   240.14d-2(b))

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Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR   240.13e-4(c))

Section 1 - Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

A)

Cytta/Doctor Direct Inc. Oracle Agreement Dated February 4th, 2016

Cytta, through its Healthcare subsidiary, Doctor Direct Inc., have entered into an Agreement dated February 4th, 2016, with Oracle America, Inc. (“Oracle”) of 500 Oracle Parkway, Redwood Shores, CA 94065.  The Agreement provides for integrating Cytta’s VeriSmartPhoneTM technology with the Oracle Cloud/IoT platform for immediate utilization by Doctor Direct Inc. in the Healthcare marketplace. Cytta, and Doctor Direct Inc., will be utilizing Oracle Cloud/IoT functionality for all the data derived worldwide from the use of their proprietary VeriSmartPhoneTM technology.

The Oracle Cloud is used by approximately 70 million people and processes more than 34 billion transactions each day. It runs on more than 50,000 devices, and stores more than 800 petabytes of data in 19 data centers around the world.

Our Agreement to partner with Oracle gives us a unified environment providing flexible cloud infrastructure, a powerful standards-based platform, and a comprehensive portfolio of business applications all of which are additive to our VeriSmartPhoneTM remote monitoring model. This Agreement eliminates the need for Cytta to spend time and capital developing these services ourselves.

Cytta Corp. has created specially programmed VeriSmartPhones TM designed to empower the Internet of Things (IoT) in any market segment.  Cytta created the VeriSmartPhoneTM data acquisition model over the previous six years of research and development and successfully demonstrated the technology with numerous field demonstrations and live medical patient remote monitoring trials.

VeriSmartPhones TM (VSPs) are factory unlocked android smartphones that have not been preprogrammed or “locked” by the Carrier or manufacturer.  Cytta then gains root access to the factory unlocked android smartphone.  After rooting, Cytta grants their proprietary programs and specific applications access to root permissions, allowing them to do almost anything they want to the operating system.

Cytta’s applications with root permissions uninstall system applications, install low-level system binaries, revoke permissions that installed apps require, and allow Cytta VeriSmartPhonesTM to do all other amazing things necessary to turn these phones into full IoT bi-directional control interfaces.  The Cytta VSP’s do not require any human intervention through the screen, keyboard or mouse to perform their functions and thus become pure IoT devices (although they still retain all voice and data smartphone functionality).

The Cytta VeriSmartPhone (VSP) Doctor Direct remote medical monitoring technology consists of an ‘intelligent’ VSP android rooted control interface, which automatically receives and sends all Bluetooth remote medical monitoring data to the Oracle Cloud, and from there to the designated Doctor, nurse, caregiver recipients, creating two-way real time medical data, video and voice communication

Once the VSP receives the medical peripheral data, it will review the data and decide to instigate communication via voice, video, SMS or email in real-time to the Oracle Cloud, along with its massive functionality and processing capabilities and directly to the caregiver and back.  Everything is accomplished without touching the VeriSmartPhoneTM. This provides patients with a low cost, 24/7, intelligent instantaneous automatic monitoring at any location at any time.

Cytta will also be integrating Oracle Java software in version 2.0 of the VeriSmartPhone’s proprietary android O/S software currently being finalized.

Pursuant to the Agreement Oracle provides three distinct levels of service to Cytta/Doctor Direct: Platform as a Service (PaaS), Infrastructure as a service (IaaS), and Software as a Service (SaaS).

The Oracle Cloud Platform is also known as a Platform as a Service or PaaS. The Oracle Cloud Platform provides Cytta with a shared and elastically scalable platform for consolidation of existing applications such as our Doctor Direct platform based individual Health records. Oracle’s PaaS capabilities for cloud application development and deployment, cloud management, cloud security, and cloud integration will allow complete interaction among our online medical records participants and expansion into a fully interactive Health and Wellness record portal.

Using Oracle’s Infrastructure as a Service (IaaS), lets us expand our workload in the cloud exponentially. Best of all, it does so in a fully integrated environment that has been optimized for the cloud and provides a unified security model so necessary for multiple electronic medical records generated by the VeriSmartPhoneTM

Additionally, Oracle’s Software as a Service (SaaS) gives Cytta the most complete portfolio of personalized, connected, secure applications, while delivering us business analytics, business intelligence, big data analytics and embedded SaaS analytics.   for analysis of the significant raw data we generate.  The Cytta Connect technology will utilize all these services for the data generated from the deployment of the VeriSmartPhoneTM remote monitoring technology in any industry or vertical market segment.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYTTA Corp. (Registrant)

Date March 22nd, 2016

By: /s/ Gary Campbell

    Gary Campbell CEO, Director